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                                                                 EXHIBIT 3.1.1
                            CERTIFICATE OF AMENDMENT

                                     TO THE

                AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

                                       OF

                              ARTIFICIAL LIFE, INC.

     It is hereby certified that:

FIRST:    The name of the corporation is Artificial Life, Inc., (the
          "Corporation").

SECOND: That the Amended and Restated Certificate of Incorporation of the Corporation be further amended by deleting Article FOURTH, Section 5 thereof in its entirety and by substituting in lieu thereof the following:

                    "5. AUTOMATIC CONVERSION. Each share of Non-voting Common Stock shall automatically be converted into one share of Voting Common Stock upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Common Stock for the account of the Corporation to the public with gross proceeds to the Corporation of not less than $5,000,000 and where the Corporation will thereafter be listed on the Nasdaq SmallCap Market System, the Nasdaq National Market System, the New York Stock Exchange or the American Stock Exchange."

THIRD: The amendment of the Amended and Restated Certificate of Incorporation, as amended, herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware. Prompt written notice of the adoption of the amendment herein certified has been given to those stockholders who have not consented in writing thereto, as provided in Section 228 of the General Corporation Law of the State of Delaware.

     EXECUTED, effective as of the 29th day of October 1998.



                                  ARTIFIICIAL LIFE, INC.



                                  By: /s/ Eberhard Schoneburg
                                      ------------------------------
                                      Eberhard Schoneburg, President